                                                                    EXHIBIT 99.2

        FINANCIAL STATEMENTS OF IRT CAPITAL CORPORATION II FOR THE YEAR
      ENDED DECEMBER 31, 2000 AND THE PERIOD FROM INCEPTION (MAY 24, 1999)
                              TO DECEMBER 31, 1999


Report of Independent Public Accountants

To IRT Capital Corporation II:

         We have audited the accompanying balance sheets of IRT Capital Corporation II (a Georgia corporation), as of December 31, 2000 and 1999, and the related statements of earnings, changes in shareholders' equity, and cash flows for the year ended December 31, 2000 and the period from inception (May 24, 1999) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of IRT Capital Corporation II, as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the year ended December 31, 2000 and the period from inception (May 24, 1999) to December 31, 1999, in conformity with accounting principles generally accepted in the United States.


ARTHUR ANDERSEN LLP


Atlanta, Georgia
January 26, 2001

                           IRT CAPITAL CORPORATION II
                                 BALANCE SHEETS
                           December 31, 2000 and 1999
              (In thousands, except share and per share amounts)

                                                                               2000          1999
                                                                             --------       -------
ASSETS

       Rental properties                                                     $ 18,029       $ 7,188
       Accumulated depreciation                                                   (40)          (10)
                                                                             --------       -------
             Net rental properties                                             17,989         7,178

       Cash and cash equivalents                                                  178            --
       Prepaid expenses and other assets                                          219            78
                                                                             --------       -------
Total assets                                                                 $ 18,386       $ 7,256
                                                                             ========       =======

LIABILITIES & SHAREHOLDERS' (DEFICIT) EQUITY

Liabilities:
       Advances from affiliate, net                                          $ 17,320       $ 7,172
       Outstanding checks in excess of deposits                                    --            10
       Accrued expenses and other liabilities                                   1,076            20
                                                                             --------       -------

             Total liabilities                                                 18,396         7,202

Commitments and Contingencies (Note 5)

Shareholders' (deficit) equity:
       Class A common stock, $0.01 par value, 20,000 shares authorized;
             100 shares issued in 2000 and 1999, respectively                      --            --
       Class B common stock, $0.01 par value, 20,000 shares authorized;
             10,196 shares issued in 2000 and 1999, respectively                   --            --
       Preferred stock, $0.01 par value, authorized 10,000 shares;
             none issued                                                           --            --
       Additional paid-in capital                                                  51            51
      (Accumulated deficit) retained earnings                                     (61)            3
                                                                             --------       -------

             Total shareholders' (deficit) equity                                 (10)           54
                                                                             --------       -------
Total liabilities and shareholders' (deficit) equity                         $ 18,386       $ 7,256
                                                                             ========       =======

      The accompanying notes are an integral part of these balance sheets.

                           IRT CAPITAL CORPORATION II
                             STATEMENTS OF (LOSS) EARNINGS
            For the Year Ended December 31, 2000 and the Period from
                  Inception (May 24, 1999) to December 31, 1999
                                 (In thousands)

                                                   2000       1999
                                                  -----       -----
 Revenues:
     Income from rental properties                $ 123       $  54
                                                  -----       -----

Expenses:
     Operating expenses of rental properties         78          21
     Depreciation                                    30          10
     General and administrative                      79          18
                                                  -----       -----

           Total expenses                           187          49
                                                  -----       -----

     (Loss) earnings before income taxes            (64)          5

     Income tax expense                              --           2
                                                  -----       -----

     Net (loss) earnings                          $ (64)      $   3
                                                  =====       =====

        The accompanying notes are an integral part of these statements.

                           IRT CAPITAL CORPORATION II
                  STATEMENTS OF CHANGES IN SHAREHOLDERS' (DEFICIT) EQUITY
                    For the Years Ended December 31, 2000 and
          the Period from Inception (May 24, 1999) to December 31, 1999
                      (In thousands, except share amounts)

                                                 Total Shares                                   (Accumulated        Total
                                             Class A     Class B                  Additional      Deficit)      Shareholders'
                                             Common      Common         Common      Paid-In       Retained       (Deficit)
                                              Stock       Stock         Stock       Capital       Earnings         Equity
                                             --------   ---------     ----------  -----------   ------------    -------------
OPENING BALANCE                                  --           --      $     --       $--            $ --           $ --

Initial capital contribution                    100       10,196            --        51              --             51

Net earnings                                     --           --            --        --               3              3
                                              -----       ------      --------      ----            -----          ----

BALANCE AT DECEMBER 31, 1999                    100       10,196            --        51               3             54

Net earnings                                     --           --            --        --             (64)           (64)
                                              -----       ------      --------      ----            -----          ----

BALANCE AT DECEMBER 31, 2000                    100       10,196      $     --       $51            $(61)          $(10)
                                              =====       ======      ========      ====            =====          ====

        The accompanying notes are an integral part of these statements.

                           IRT CAPITAL CORPORATION II
                            STATEMENTS OF CASH FLOWS
                  For the Year Ended December 31, 2000 and the Period from Inception (May 24, 1999) to December 31, 1999
                                 (in thousands)

                                                                                  2000          1999
                                                                                --------       -------
Cash flows from operating activities:
  Net (loss) earnings                                                           $    (64)      $     3
  Adjustments to reconcile earnings to net cash from operating activities:
    Depreciation                                                                      30            10
    Changes in assets and liabilities:
      Increase in prepaid expenses and other assets                                 (141)          (78)
      Increase in accrued expenses and other liabilities                           1,046            30
                                                                                --------       -------

Net cash flows from operating activities                                             871           (35)
                                                                                --------       -------

Cash flows used in investing activities:
  Additions to real estate investments, net                                      (10,841)       (7,188)
                                                                                --------       -------
Cash flows from financing activities:
  Capital contributions                                                               --            51
  Net advances from affiliate                                                     10,148         7,172
                                                                                --------       -------

Net cash flows from financing activities                                          10,148         7,223
                                                                                --------       -------

Net increase (decrease) in cash and cash equivalents                                 178            --

Cash and cash equivalents at beginning of period                                      --            --
                                                                                --------       -------
Cash and cash equivalents at end of period                                      $    178       $    --
                                                                                ========       =======

        The accompanying notes are an integral part of these statements.

                           IRT CAPITAL CORPORATION II
                          NOTES TO FINANCIAL STATEMENTS
                              DECEMBER 31, 2000 AND
          the period from Inception (May 24, 1999) to December 31, 1999
                             (dollars in thousands)
                   (unaudited with respect to square footage)

1.   ORGANIZATION AND NATURE OF OPERATIONS

         IRT Capital Corporation II ("IRTCCII"), a taxable subsidiary of
IRT Property Company (the "Parent"), was formed under the laws of Georgia in 1999. IRTCCII has the ability to develop properties, buy and sell properties, provide equity to developers and perform third-party management, leasing and brokerage. The Parent currently holds 96% of the non-voting common stock and 1% of the voting common stock of IRTCCII. The remaining voting common stock is currently held by an executive officer and a director of the Parent.

         At December 31, 2000, IRTCCII is in the process of developing three shopping centers in Florida. The shopping centers are anchored by necessity-oriented retailers such as supermarkets, drug stores and/or discount variety stores.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

INCOME RECOGNITION

         Leases with tenants are accounted for as operating leases. Rental revenue is recognized on a straight-line basis over the initial lease term. Certain tenants are required to pay percentage rents based on the tenant's gross sales. This percentage rental revenue is recorded upon collection. IRTCCII received reimbursements from tenants for real estate taxes, common area maintenance and other recoverable costs. These tenant reimbursements are recognized as revenue in the period the related expense is recorded.

         IRTCCII makes valuation adjustments to all tenant related revenue based upon the tenant's credit and business risk. IRTCCII suspends the accrual of income on specific investments where interest, reimbursement or rental payments are delinquent sixty days or more.

         Other non-rental revenue is recognized as revenue when earned.

RENTAL PROPERTIES

         Rental properties are stated at cost less accumulated depreciation. Costs incurred for the acquisition, renovation, and betterment of the properties are capitalized and depreciated over their estimated useful lives. Applicable interest charges incurred during the development of rental properties are capitalized as one of the elements of cost and are amortized over the assets' estimated useful lives. Recurring maintenance and repairs are charged to expense as incurred. Depreciation is computed on a straight-line basis generally for a period of sixteen to forty years for buildings and significant improvements. Tenant improvements are depreciated on a straight-line basis over the life of the related lease.

         IRTCCII periodically evaluates the carrying value of its long-lived assets in accordance with

Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." In cases where particular assets are being held for sale, impairment is based on whether the fair value (estimated sales price less costs of disposal) of each individual property to be sold is less than the net book value. Otherwise, impairment is based on whether it is probable that undiscounted future cash flows from each property will be less than its net book value. Management believes that no material impairment existed at December 31, 2000, and accordingly no loss was recognized.

CASH EQUIVALENTS

         IRTCCII considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

USE OF ESTIMATES

         The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

INCOME TAXES

         IRTCCII accounts for income taxes in accordance with Statement of Financial Accounting Standards, SFAS 109, "Accounting for Income Taxes." One of the requirements of SFAS No. 109 is the use of the liability method of computing deferred income taxes. The liability method requires that deferred tax assets or liabilities be recorded based on the difference between the tax basis of assets and liabilities and their carrying amounts for financial reporting purposes. As of December 31, 2000 and 1999, the Company had no deferred income taxes. The provision for income taxes, included in the accompanying statement of income for 1999 approximated the federal statutory tax rate of 35%.

COMPREHENSIVE INCOME

         In 1999 IRTCCII adopted SFAS No. 130, "Reporting Comprehensive Income." This statement established standards for reporting and disclosing comprehensive income (defined as revenues, expenses, gains and losses that under generally accepted accounting principles are not included in net income) and its components. IRTCCII had no items of other comprehensive income in 2000 or 1999.

SEGMENT REPORTING

         In 1999 IRTCCII adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." This statement established standards for reporting financial and descriptive information about operating segments in annual financial statements. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. IRTCCII's chief operating decision maker is its senior management group.

         IRTCCII owns, develops and operates retail shopping centers in the southeastern United States. Such shopping centers generate rental and other revenue through the leasing of shop spaces to a diverse base of tenants. IRTCCII evaluates the performance of each of its shopping centers on an individual basis. However, because the shopping centers have generally similar economic characteristics and tenants, the shopping centers have been aggregated into one reportable segment.

DERIVATIVE FINANCIAL INSTRUMENTS

         In June 1998 SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued establishing accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair market value. SFAS No. 133 requires that changes in the derivative's fair market value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement and requires that a company must formally document, designate, and assess the effectiveness of transactions that receive hedge accounting. This statement was to be effective for all fiscal quarters of fiscal years beginning after June 15, 1999. In June 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133". This statement delayed the effective date of SFAS No. 133 for one year, to fiscal years beginning after June 15, 2000. In June 2000, FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Hedging Activities - An Amendment of FASB Statement No. 133," which amended SFAS No. 133 to address issues related to implementation difficulties. IRTCCII adopted these standards on January 1, 2001. IRTCCII did not hold and has not engaged in transactions using derivative financial instruments. The adoption of these standards has not had a material effect on the IRTCCII's balance sheet or results of operations through December 31, 2000.

3.   RENTAL PROPERTIES

         Rental properties are comprised of the following at December 31, 2000 and 1999:

                                                           2000           1999
                                                          -------        ------
    Land related to buildings and improvements            $16,824        $6,004
    Buildings and improvements                              1,205         1,184
                                                          -------        ------

                                                          $18,029        $7,188
                                                          =======        ======

         Future minimum base rentals on noncancellable operating leases for IRTCCII's shopping center investments at December 31, 2000 are as follows:

                              Year                                Amount
                           -----------                           -------
                           2001                                  $   552
                           2002                                      681
                           2003                                      687
                           2004                                      637
                           2005                                      562
                           Thereafter                              6,026
                                                                 -------
                                                                 $ 9,145
                                                                 =======


4.   RELATED PARTY TRANSACTIONS

         In 2000 and 1999, the Parent advanced IRTCCII approximately $10,148 and $7,172, respectively, under a revolving loan agreement (the "Loan Agreement") between the Parent and IRTCCII. The Parent has committed to loan the amount necessary for completion of the current and future developments of IRTCCII. The Loan Agreement bears interest at 200 basis points over the rates paid by the Parent on its variable debt, which is LIBOR plus an applicable margin (currently 115 basis points) and matures in June 2002. The interest expense for IRTCCII associated with this Loan Agreement is capitalized since all of IRTCCII's properties are in development. Capitalized interest for the year ended December 31, 2000 and for the period from inception (May 24, 1999) to December 31, 1999 is $906 and $288, respectively.

5.   COMMITMENTS AND CONTINGENCIES

         IRTCCII has guaranteed the bank indebtedness and senior indebtedness of the Parent.

         IRTCCII is not aware of any environmental problems on the properties owned. The Parent maintains limited insurance coverage for this type of environmental risk. Although no assurance can be given that IRTCCII properties will not be affected adversely in the future by environmental problems, IRTCCII presently believes that there are no environmental matters that are reasonably likely to have a material adverse effect on IRTCCII's financial position.